Exhibit 99.B(i)(1)

Drinker Biddle & Reath LLP

One Logan Square, Ste. 2000

Philadelphia, PA 19103-6996

(215) 988-2700 (Phone)

(215) 988-2757 (Facsimile)

www.drinkerbiddle.com

December 20, 2013

The RBB Fund, Inc.

Bellevue Park Corporate Center

103 Bellevue Parkway

Wilmington, Delaware  19809

Re:	Shares Registered by Post-Effective Amendment No. 160 to
Registration Statement on Form N-1A (File No. 33-20827)

Ladies and Gentlemen:

We have acted as counsel to The RBB Fund, Inc. (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission of Post-Effective Amendment No. 160 (the “Amendment”) to the Company’s Registration Statement on Form N-1A under the Securities Act of 1933, as amended.  The Board of Directors of the Company has authorized the issuance and sale by the Company of the following classes and numbers of shares of common stock, $0.001 par value per share (collectively, the “Shares”), with respect to the Company’s Money Market, Bogle Investment Management Small Cap Growth, Schneider Small Cap Value, Schneider Value, Robeco Boston Partners Long/Short Equity, Robeco Boston Partners All-Cap Value, Robeco Boston Partners Small Cap Value II, Robeco Boston Partners Long/Short Research, Robeco WPG Small/Micro Cap Value, Robeco Boston Partners Global Equity, Robeco Boston Partners International Equity, Robeco Boston Partners Global Long/Short Fund, S1, Perimeter Small Cap Growth, Free Market Fixed Income, Free Market International Equity, Free Market U.S. Equity and Summit Global Investments U.S. Low Volatility Equity Portfolios:

PORTFOLIO	CLASS	AUTHORIZED SHARES
Money Market	L I	1500 million 1500 million

Bogle Investment Management Small Cap Growth	NNN OOO	100 million 100 million

Schneider Small Cap Value	YY	100 million

Schneider Value	PPP	100 million

Robeco Boston Partners Long/Short	III	100 million

PORTFOLIO	CLASS	AUTHORIZED SHARES
Equity	JJJ	100 million

Robeco Boston Partners All-Cap Value	VV WW	100 million 100 million

Robeco Boston Partners Small Cap Value II	DDD EEE	100 million 100 million

Robeco Boston Partners Long/Short Research Fund	AAAAA BBBBB	100 million 100 million

Robeco WPG Small/Micro Cap Value	UUU	50 million

Robeco Boston Partners Global Equity	CCCCC DDDDD	100 million 100 million

Robeco Boston Partners International Equity	EEEEE FFFFF	100 million 100 million

Robeco Boston Partners Global Long/Short Fund	JJJJJ KKKKK	100 million 100 million

S1	YYYY ZZZZ	100 million 100 million

Perimeter Small Cap Growth	WWWW XXXX	100 million 100 million

Free Market Fixed Income	DDDD	200 million

Free Market International Equity	CCCC	200 million

Free Market U.S. Equity	BBBB	200 million

Summit Global Investments U.S. Low Volatility Equity	GGGGG HHHHH IIIII	100 million 100 million 100 million

The Amendment seeks to register an indefinite number of the Shares.

We have reviewed the Company’s Articles of Incorporation, ByLaws, resolutions of its Board of Directors, and such other legal and factual matters as we have deemed appropriate.  This opinion is based exclusively on the Maryland General Corporation Law and the federal law of the United States of America.

Based upon and subject to the foregoing, it is our opinion that the Shares, when issued for payment as described in the Company’s Prospectuses offering the Shares and in accordance with the Company’s Articles of Incorporation for not less than $0.001 per share, will be legally issued, fully paid and non-assessable by the Company.

We consent to the filing of this opinion as an exhibit to the Amendment to the Company’s Registration Statement.

Very truly yours,

/s/ Drinker Biddle & Reath LLP
Drinker Biddle & Reath LLP